March 12, 1999



Mr. Charles A. Heimbold, Jr.
Chairman and Chief Executive Officer
Bristol-Myers Squibb Company
345 Park Avenue
New York, New York 10154-0037

Dear Charlie:

Over the period since you assumed the role of Chief Executive Officer, your leadership has significantly contributed to the Company's success, as reflected in the substantial increase in the value of the Company by approximately $100 billion as of year-end 1998. In light of this, the Compensation and Management Development Committee has approved the following in exchange for your agreement to serve as Chairman and Chief Executive Officer until December 31, 2001, or such earlier date as the Board of Directors may appoint your successor. This new agreement, the provisions of which are detailed below, replaces the original agreement dated
March 25, 1998.


* You are granted a Restricted Stock Award of 300,000 shares which will vest upon your retirement on December 31, 2001, or such earlier date as the Board of Directors may appoint your successor.

* Your annual bonus target will be determined by the Board but will not be less than 170% of your base salary, and your base salary will not be less than in 1998.

* After your retirement you will be provided with the benefits, support and agreements similar to those historically provided to other retiring executives who served as Chairman and Chief Executive Officer of the Company.

* You are granted a Restricted Stock Award of 100,000 shares which will vest on January 1, 2002. In the event the Board of Directors appoints your successor prior to December 31, 2001, and you elect to retire prior to December 1, 2001, you may elect to have this Restricted Stock Award vest at the time you elect to retire.

* Your Retirement Income Plan Benefit will be calculated on the basis of your three-year final average pay (salary plus bonus) instead of the five-year final average pay normally provided under the Plan.


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In calculating your pension benefit, the pension formula will be increased to reflect an additional ten percentage points above that provided by the normal formula for retirement benefits (It is estimated that the benefit earned under the Plan will approximate 77% of your final average pay upon retirement at the end of 2001. This additional benefit would increase your total retirement benefit to approximately 87% of final average pay).



                                      Bristol-Myers Squibb Company


                                      By: /s/ James D. Robinson III
                                      -----------------------------------
                                              James D. Robinson III
                                              Chairman, Compensation and
                                              Management Development Committee




Agreed to:


By: /s/ Charles A. Heimbold, Jr.
--------------------------------------------
        Charles A. Heimbold, Jr.
        Chairman and Chief Executive Officer







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